COMPAQ  COMPUTER  CORPORATION     P.O.  BOX  692000                 NEWS RELEASE
PUBLIC  RELATIONS  DEPARTMENT     HOUSTON, TEXAS 77269-2000
                                  TEL  281-514-0484
                                  FAX  281-514-4583

                                  http://www.compaq.com


[LOGO OF COMPAQ COMPUTER CORPORATION APPEARS HERE]


FOR  IMMEDIATE  RELEASE
-----------------------

                      COMPAQ EXPECTS LOSS IN SECOND QUARTER

       COMPANY ANNOUNCES STRATEGIC REALIGNMENT TO IMPROVE EXECUTION; EXPECTS
                       SUBSTANTIAL Q3 RESTRUCTURING CHARGE


     HOUSTON, JUNE 17, 1999 - Compaq Computer Corporation (NYSE:CPQ) today announced that it expects a loss for the second quarter of up to $.15 per share. "The operational issues that affected Compaq in the first quarter continued to influence our business this quarter," said Benjamin M. Rosen, Chairman and acting Chief Executive Officer. "While we have the best line-up of products, solutions and services in the industry we have not performed to our potential. Pricing pressures in the PC segment, inadequate revenue growth, and a non-competitive cost structure are the contributing factors to our expected shortfall."

     For the second quarter, Rosen said that both revenues and gross margins are expected to be flat to down sequentially from the first quarter. Operating expenses will increase from the first quarter as a result of incremental goodwill amortization from Compaq's recent Internet acquisitions and the expenditures that are needed to support the Company's longer-term goals.

     Compaq also announced a plan for the major realignment of its business structure to enhance the execution of its strategy and fully leverage the Company's vast capabilities.

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     "In  the  two months since the change of management at the company, we have taken a deep look into the strengths and challenges of Compaq," said Rosen. "We have determined that significant structural changes are required to enable this company to realize its enormous potential and secure its position as the preferred information technology partner for global customers.

     "The changes we are making today are aimed squarely at the objectives identified at the outset: to improve execution of our strategy, speed decision-making, get closer to our customers and accelerate growth. This also will allow us to reduce costs and have a more concentrated focus on investment in growth," said Rosen.

     Rosen outlined several major aspects of the realignment, with the most fundamental change being the establishment of three global business groups - Enterprise Solutions and Services, Personal Computer, and Consumer - each with a separate, market-driven, profit-and-loss accountability.

     The Enterprise Solutions and Services Group, headed by Enrico Pesatori, Senior Vice President and Group General Manager, is being formed through the integration of the Company's Enterprise Computing Group and Compaq Services. It will be responsible for the global delivery of NonStop eBusiness solutions and the products and services that make up those solutions.

     The Personal Computer Group will continue to be led by Mike Winkler, Senior Vice President and Group General Manager. The Consumer Group will continue to be headed by Mike Larson, Senior Vice President and Group General Manager.

     Additional  elements  of  the  realignment  include  the:

     - Creation of a global Sales and Marketing group - led by Peter Blackmore, Senior Vice President, Sales and Marketing - with responsibility for sales processes across all business group lines;

     - Establishment of a dedicated organization to manage all of Compaq's eCommerce activities;

     - Continued building of a world-class supply chain with end-to-end alignment from demand management to delivery;

     - Creation of a customer advocacy organization, combining Compaq's quality and customer satisfaction organization with its customer advocacy initiatives.

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
     "The new structure will provide clear go-to-market objectives for each of three global business groups. Each group will have end-to-end alignment focused on meeting customer needs, with accountability for customer satisfaction and cost structures appropriate to their target markets," said Michael Capellas, acting Chief Operating Officer.

     Capellas also said that associated with the realignment, Compaq expects to take a substantial restructuring charge in the third quarter. Once fully executed, the realignment plan is designed to eliminate $2 billion in ongoing operating costs.

     "The actions we are taking today are designed to take full advantage of the breadth and depth of Compaq's capabilities to restore the Company's growth and financial performance," said Rosen. These statements regarding expected results are based on forecast information and are subject to change and review. The Company expects to announce its second quarter results on July 28, 1999.

COMPAQ  BACKGROUND

     Compaq Computer Corporation, a Fortune Global 100 company, is the second-largest computer company in the world and the largest global supplier of computer systems. Compaq develops and markets hardware, software, solutions, and services, including industry-leading enterprise computing solutions, fault-tolerant business-critical solutions, enterprise and network storage solutions, commercial desktop and portable products and consumer PCs. The Company is an industry leader in environmentally friendly programs and business practices.

     Compaq products are sold and supported in more than 100 countries through a network of authorized Compaq marketing partners. Customer support and information  about  Compaq  and  its  products  are  available  at
http://www.compaq.com.
---------------------
                                      # # #

This release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include the failure of systems associated with order fulfillment, the failure to close certain sales contemplated prior to the end of the second quarter 1999; changes in product mix; inventory risks due to shifts in market demand; continued competitive factors and pricing pressures; and market responses to pricing actions and promotional programs. Further information on the factors that could affect Compaq's financial results are included in its SEC filings, including the annual report on Form 10-K for the year ended December 31, 1998, and the quarterly report on Form 10-Q for the quarter ended March 31, 1999. Compaq, Registered U.S. Patent and Trademark Office. Product names mentioned herein may be trademarks and/or registered trademarks of their respective companies.

For further information, media may contact:
Compaq Computer Corporation      Jim Finlaw  281-514-6137  jim.finlaw@compaq.com
                                                           ---------------------
Compaq Computer Corporation      Alan Hodel  281-518-8932  alan.hodel@compaq.com
                                                           ---------------------

Investor  Relations  Contact:
     281-514-9549  OR  800-433-2391
     investor.relations@compaq.com
     -----------------------------

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